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Pricing Supplement dated July 19, 2004 				 Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			    File No. 333-113680
Prospectus Supplement dated April 2, 2004)


			TOYOTA MOTOR CREDIT CORPORATION

			 Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $100,000,000	           Trade Date: July 19, 2004
Issue Price: See "Additional Terms of      Original Issue Date: July 26, 2004
  the Notes - Plan of Distribution"
Interest Rate: 5.61% per annum		   Net Proceeds to Issuer:  $100,000,000
Interest Payment Dates: Each January 31    Principal's Discount or
  and July 31, commencing January 31, 2005	Commission:  0.0%
Stated Maturity Date: July 31, 2019


________________________________________________________________________________


Day Count Convention:
   [X]  30/360 for the period from July 26, 2004 to July 31, 2019
   [ ]  Actual/365 for the period from   	        to
   [ ]  Other (see attached)                       to

Redemption:
   [ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [X]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  July 31, 2006.  See "Additional Terms of the
            Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: Not Applicable

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
	Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			   ___________________________
			   J.P. Morgan Securities Inc.




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			  ADDITIONAL TERMS OF THE NOTES

Redemption

	The Notes are subject to redemption by TMCC, in whole or from time to time in part in increments of $1,000, on the Initial Redemption Date stated above and on each Interest Payment Date thereafter subject to not less than 30 nor more than 60 days' prior notice. If less than all the Notes are to be redeemed, the particular Notes to be redeemed shall be selected by the Trustee, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions of the principal amount of the Notes.

Plan of Distribution

	Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. ("JPMorgan") and Morgan Stanley & Co. Incorporated (the "Agreement"), JPMorgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. JPMorgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by JPMorgan.

        Under the terms and conditions of the Agreement, JPMorgan is committed to take and pay for all of the Notes offered hereby if any are taken.